                                                                     EXHIBIT 4.6

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

          THIS NOTE IS SUBJECT TO A SUBORDINATION AND STANDSTILL AGREEMENT DATED OCTOBER 17, 1996, BY AND AMONG OTHERS, THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, BOCP II, LIMITED LIABILITY COMPANY, BANC ONE CAPITAL PARTNERS II, LTD., PRIMUS CAPITAL FUND III LIMITED PARTNERSHIP.


                               SUBORDINATED NOTE
                              DUE OCTOBER 17, 2004


$4,000,000                Columbus, Ohio

                                                                October 17, 1996


          This Subordinated Note (the "Note") is executed and delivered under and pursuant to the terms of that certain Subordinated Note and Warrant Purchase Agreement dated October 17, 1996, (the "Agreement') by and among CORINTHIAN COLLEGES, INC. ("Company"), a Delaware corporation, as seller and PRIMUS CAPITAL FUND III LIMITED PARTNERSHIP ("Primus"), an Ohio limited partnership and BANC ONE CAPITAL PARTNERS II, LTD. ("BOCP II"), an Ohio limited liability company, as purchasers.

          The COMPANY, together with its successors and assigns is referred to as the "MAKER." BOCP II, together with its successors and assigns, is referred to as the "PAYEE."

          All defined terms not otherwise defined in this Note will have the meanings ascribed to them in the Agreement.

          FOR VALUE RECEIVED, the Maker promises to pay to the order of the Payee, at the Payee's office at 150 East Gay Street, 24th Floor, Columbus, Ohio 43215, the principal amount of Four Million Dollars ($4,000,000) on or before October 17, 2004.

          Interest shall be calculated at a fixed rate of interest per annum equal to twelve percent (12%) ("Interest Rate"). Interest shall be calculated on the basis of the actual number of days elapsed over a year consisting of four quarters each consisting of 90 days.

          Interest on the unpaid principal balance hereof shall be due and payable in arrears on December 31, 1996, and continuing on the last Business Day of each quarter thereafter until payment in full of this Note; provided, however, that whenever the last day of any such quarter would otherwise occur on a day other than a Business Day (as defined in the Agreement), the last day of such quarter shall be deemed to occur on the following Business Day.

          Principal shall be payable in quarterly installments of $225,000 beginning October 17, 2000 with the remaining unpaid balance due October 17, 2004.

          This Note may be prepaid in whole or in part in amounts of not less than $100,000.

          This Note will be subordinated to the Senior Indebtedness (as defined in the Agreement) as provided for in the Subordination Agreement (as defined in the Agreement).

          All payments and prepayments to be made by the Maker in respect of principal or interest on this Note shall be due at 1:30 p.m. Columbus, Ohio time on the day when due and shall be made to the Payee in federal funds or other immediately available lawful money of the United States of America. Whenever any payment to be made hereunder shall be due other than on a Business Day, such payment shall be made on the Business Day following the due date.

          Any assignee of this Note shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Note which the Maker may otherwise have against the assignor of this Note and no such unrelated counterclaim or defense shall be interposed or asserted by the Maker in any action or proceeding brought by any such assignee under this Note and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Maker.

          Time shall be of the essence in the performance of all obligations of the Maker under this Note.

          This Note is one of the Notes referred to in the Agreement. Reference is made to the Agreement and Subordination Agreement for provisions for the subordination of this Note with respect to the indebtedness of the Maker to the Senior Lender (as that term is defined in the Agreement) and the acceleration of the maturity hereof, but neither this reference to the Agreement and Subordination Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Maker to pay the principal of or interest on this Note when due. All of the terms, conditions, covenants, representations and warranties of the Agreement and the Subordination Agreement are incorporated herein by reference as if the same were more fully set forth herein.

          Upon the occurrence of an Event of Default as specified in the Agreement or Subordination Agreement, the principal hereof and accrued interest hereon may be declared to be and shall thereupon become forthwith due and payable, all as provided in the Agreement and the Subordination Agreement.

          To the extent permitted by law, the Maker waives presentment; protest and demand; notice of protest, demand, dishonor and nonpayment; diligence in collection.

          If at any time the indebtedness evidenced by this Note is collected through legal proceedings or this Note is placed in the hands of attorneys for collection, the Maker hereby agrees to pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the holder of this Note in collecting or attempting to collect such indebtedness.

          This Note is made under and governed by the laws of the State of Ohio.

          The Payee and the Maker, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note or any related instrument or agreement, or any of the transactions contemplated by this Note, or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Payee nor the Maker shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. In the event of a dispute under this Note, the parties hereby agree that exclusive jurisdiction and venue lies in a court of competent jurisdiction in Franklin County, Ohio. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Payee or the Maker except by a written instrument executed by both of them.

          WITNESS the due execution hereof with intent to be legally bound hereby.

CORINTHIAN COLLEGES, INC.

By: /s/ David G. Moore
   -------------------------
   David G. Moore, President